Exhibit 99.1

CONSENT OF CENTERVIEW PARTNERS LLC

We hereby consent to (i) the use of our opinion letter, dated April 5, 2014, to the Board of Directors of Questcor Pharmaceuticals, Inc. (the “Company”) included in Annex C to the joint proxy statement/prospectus relating to the proposed Merger (as such term is defined in the Agreement and Plan of Merger, dated as of April 5, 2014, by and among the Company, Mallinckrodt plc and Quincy Merger Sub, Inc.), and (ii) the references to such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Centerview Partners LLC
CENTERVIEW PARTNERS LLC

May 16, 2014